UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2006

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-7050

801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 8.01             OTHER EVENTS

As discussed in previous filings of the registrant with the Securities and Exchange Commssion (“SEC”), on October 5, 2005, Shadewell Grove IP, LLC (“Shadewell”) filed a Verified Complaint, Motion for Restraining Order and related documents in the Court of Chancery of the State of Delaware (the “Action”) against Mrs. Fields Franchising, LLC (“MFF”), a wholly-owned subsidiary of Mrs. Fields Famous Brands, LLC (“Mrs. Fields”).   The Action related to the termination of two license agreements between predecessors-in-interest of MFF and Shadewell: a Trademark License Agreement dated January 3, 2000, as amended, and a Trademark License Agreement dated February 21, 2001, as amended (collectively, the “License Agreements”), included as Exhibits 10.37, 10.38, 10.39, 10.40, and 10.41 to Mrs. Fields’ Registration Statement on Form S-4 (File No. 333-115046), as amended, filed with the SEC on April 30, 2004.   The License Agreements granted Shadewell licenses to develop, manufacture, distribute and sell ready-to-eat shelf stable cookie products and high quality, prepackaged, ready-to-eat pre-baked cookie products using the Mrs. Fields trademarks, service marks and trade names in certain distribution channels.  MFF terminated the License Agreements effective August 13, 2005 for Shadewell’s failure to make timely payments to MFF under the License Agreements.

In the Action, Shadewell alleged that it did not materially breach the License Agreements and that the License Agreements were improperly terminated by MFF.  Among other relief, Shadewell sought a court order requiring MFF to specifically perform its obligations under the License Agreements.   Shadewell also sought unspecified damages related to its claims that MFF breached certain obligations under the License Agreements.

On May 8, 2006, the court ruled in favor of MFF on all of the issues and awarded MFF its costs incurred in litigation as the prevailing party in the Action pursuant to Delaware law.   As of the date of this report, the parties continue to fulfill their obligations under the License Agreements, which contain certain post-termination provisions related to inventory control and winding down of the business.  Mrs. Fields anticipates that the royalties earned under the terminated License Agreements will decline during the transition of the licenses to either Mrs. Fields or new licensees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal Officer

Date:  May 12, 2006